Pricing Supplement dated October 26, 1995           Rule 424(b)(3)
(To Prospectus dated January 8, 1993 and            File No. 33-54870
Prospectus Supplement dated February 15, 1995)

                      NATIONWIDE HEALTH PROPERTIES, INC.

                         Medium-Term Note - Fixed Rate
_________________________________________________________________
Face Amount: $6,000,000
Trade Date: October 25, 1995
Issue Price: 100%
Original Issue Date: October 30, 1995
Interest Rate: 7.26%
Net Proceeds to Issuer: $5,964,000
Interest Payment Dates: April 1, October 1
Agent's Commission: .60%
Regular Record Dates: March 17, September 16
Name of Agent: Goldman, Sachs & Co.
Stated Maturity Date: June 15, 2003
Agent acting in the capacity indicated below:
 [X] As Agent
 [ ] As Principal
Denominations (if other than $1000 and integral multiples
thereof):_______________
_________________________________________________________________

Day Count Convention:
 [X] 30/360 for the period from October 30, 1995 to June 15, 2003
 [ ] Actual/360 for the period from              to
 [ ] Actual/Actual for the period from           to
 [ ] Other (see attached)                        to

Redemption:
 [X] The Notes cannot be redeemed prior to the Stated Maturity
Date.
 [ ] The Notes may be redeemed prior to Stated Maturity Date.
      Initial Redemption Date:
      Initial Redemption Percentage:     %
      Annual Redemption Percentage Reduction:    % until Redemption
       Percentage is 100% of the Principal Amount.

Repayment:
 [X] The Notes cannot be repaid prior to the Stated Maturity Date.
 [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
      Optional Repayment Date(s):
      Repayment Price:      %

Original Issue Discount: [ ]  Yes   [X]  No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form: [X] Book-entry   [ ] Certificated

                    _______________________________________

  Goldman, Sachs & Co.                 Merrill Lynch & Co.